Exhibit 10(i)4

ALLETE 2008 Form 10-K

ALLETE AND AFFILIATED COMPANIES

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2009)

TABLE OF CONTENTS

ALLETE AND AFFILIATED COMPANIES

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated

Effective January 1, 2009)

        SECTION 1.       ESTABLISHMENT AND PURPOSE

1.1	Establishment of Plan

ALLETE, Inc., formerly MINNESOTA POWER & LIGHT COMPANY (the “Company” and also sometimes “ALLETE”) established, effective as of July 1, 1980, a Supplemental Retirement Plan for eligible executives of the Company, such Plan to be known as the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (THE “PLAN”). The Plan was established in order to provide supplemental current or retirement benefits payable as provided hereafter solely from the general assets of the Company. The Plan is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title 1 of the Employee Retirement Income Security Act of 1974.

Effective as of January 1, 1981, the Plan was amended to include compensation attributable to the Company’s Incentive Compensation Plan in determining benefits under this Plan.

Effective as of January 1, 1982, the Plan was amended to change the manner in which Incentive Awards are accounted for when determining benefits payable at retirement under Section 4.6.

Effective December 1, 1982, the Plan was amended to change the deferral and cash payment options of the Plan.

The Plan was amended including revisions through and including May 10, 1983, and restated in its entirety as of January 1, 1983. The revisions included a provision to provide benefits that are above the limitations under Section 415 of the Internal Revenue Code.

Effective January 1, 1984, the Plan was amended to provide for a predetermined interest rate of 10.5% to be used in determining the value of certain benefits under the Plan.

Effective January 1, 1987, the Plan was amended to provide for two additional investment choices for monies deferred under the Plan and to make other minor changes to the Plan.

Effective August 1, 1987, the Plan has been amended to provide for a fixed rate of return of 8% under Section 4.15 for deferral elections made after that date rather than a return that is the greater of 10.5% or the Company’s actual overall percentage return on capital, and to make a minor change in the Plan name.

Effective May 1, 1988, the Plan was amended so that benefits under Subsections 4.1(c) and (d) of the 1988 Plan document are available only to active Participants who were age 60 or older as of said date.

Effective November 1, 1988, the Plan has been amended to make revisions in certain discretions available to the Company and to eligible Participants.

Effective January 1, 1990, the Plan has been amended to remove Participant choice with respect to the payment of benefits under Subsection 4.1(b). The Plan has also been amended to eliminate the makeup of the 2% CORE benefits, which were eliminated under the Supplemental Retirement Plan (SRP) to account for the Employee Stock Ownership Plan (ESOP), and to provide for a makeup of the Employee Stock Ownership Plan Partnership account allocation contribution. The Plan was also amended to eliminate the benefits previously described in Subsections 4.1(c) and (d) of the 1988 legal plan document.

Effective August 1, 1992, the Plan was amended to change the date Retirement Benefits are due and payable from the last day of the month to the first day of the month.

Effective March 1, 1994, the Plan was amended to calculate the monthly benefit provided under Section 4.6 using a final average earnings calculation which combines Results Sharing with Incentive Compensation.

Effective August 1, 1994, the Plan was amended at Section 3.1 to eliminate the eligibility option of annual compensation in excess of $100,000, to increase voluntary deferrals, to provide for a present value calculation at Subsection 4.1(d), to change options for measuring indexes for monies deferred under the Plan, and to make other minor administrative changes.

Effective January 1, 1995, the Plan was amended to suspend benefit payments when a Participant is re-employed by the Company in a regular, full-time position.

Effective January 1, 1997, the Plan was amended to allow for Participants to change the duration of the distribution period.

Effective June 17, 1997, the Plan was amended to credit accounts during distribution of benefits with the Company’s return on capital fixed rate of 8%.

Effective July 1, 1998, the Plan was amended to combine deferred amounts into a single Executive Deferral Account.

Effective January 1, 1999, the Plan was amended to allow participation by those employees who receive a management salary.

Effective January 1, 2001, the Plan was amended to provide that the Executive Deferral Account be distributed pursuant to the Participant’s election in the event of death, to distribute account balances of less than $10,000 in a lump sum, and to change the name of the Plan to the ALLETE Supplemental Executive Retirement Plan.

Effective January 1, 2002 the Plan was amended to allow the choice of a life or joint and survivor annuity for Retirement Benefits, to eliminate deferrals which exceeded limitations imposed by Code Section 415, to allow unscheduled in-service withdrawals, to remove the limitation on deferrals of annual salary, and to provide a supplemental tax benefit for participants in the event that they are terminated due to a change in control, and to reflect the merger of the Supplemental Retirement Plan and the Employee Stock Ownership Plan into the Retirement Savings and Stock Ownership Plan.

Effective January 20, 2003, deferrals of stock option gains were eliminated.

Effective December 1, 2003, the termination of a Participant is clarified to include the sale of a Participant’s employer, but not the separation of a Participant’s employer from the Company through a stock dividend.

Effective January 1, 2005, the Plan was amended (1) to reflect the cessation of further deferrals thereunder after 2004; (2) to provide Plan Participants with the opportunity to revoke their deferral elections for their 2004 bonuses and 2005 salary and make new deferral elections for their 2005 bonuses; and (3) to the extent that any such deferral elections are not so revoked, to redirect the deferral of 2004 deferred bonuses, 2005 deferred salary, and 2005 deferred bonuses to the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II.

Effective October 1, 2006, the Plan was amended to eliminate the supplemental tax benefit for Participants in the event that they are terminated due to a change in control.

Effective January 1, 2007, the Plan was amended to identify the interest rate(s) applicable to the calculation of a monthly annuity with respect to Executive Deferral Account distributions.  The Plan was further amended to establish the 15-year monthly annuity as the default form of Retirement Benefit and the life annuity as the optional form of Retirement Benefit.  In addition, a Participant who was eligible for a retirement benefit under both this Plan and SERP II was required to elect the same form of retirement benefit under both this Plan and SERP II.

Effective January 1, 2009, the Plan was amended (1) to eliminate the requirement that a Participant who was eligible for a Retirement Benefit under both this Plan and SERP II was required to elect the same form of Retirement Benefit under both this Plan and SERP II and (2) to conform certain administrative provisions in this Plan to the administrative provisions in SERP II.

1.2	Purpose of the Plan

It is the purpose of this Plan to provide eligible executives with benefits that will compensate them for limitations which apply to the Minnesota Power and Affiliated Companies Flexible Compensation Plan, Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (sometimes hereinafter the “Retirement Savings and Stock Ownership Plan” or “RSOP”), Minnesota Power and Affiliated Companies Retirement Plan A and to provide a benefit which includes compensation attributable to the ALLETE Executive Annual Incentive Plan (sometimes hereinafter the “Annual Incentive Plan”) and Other Awards as though such awards were eligible for benefit plans which are qualified under Section 401(a) and (k) of the Code. The Plan also provides for deferral of salary and annual and long-term incentive compensation awards.

        SECTION 2.          DEFINITIONS

2.1	Definitions

Whenever used in the Plan, the following terms shall have the respective meanings set forth below, unless otherwise expressly provided herein, and when the defined meaning is intended, the term is capitalized:

(A)	“Annual Incentive Award” means the annual award received by a Participant under the ALLETE Executive Annual Incentive Plan or any predecessor plan.

(B)	“Change in Control” means change of control of ALLETE, Inc. as defined in the ALLETE Executive Long Term Incentive Compensation Plan.

(C)
“Committee” means the the Employee Benefit Plans Committee appointed by the Board or delegates of the Employee Benefit Plans Committee with authority to administer the Plan as provided under Section 5.1.

(D)
“Company” means ALLETE, Inc., and any other affiliated company which adopts this Plan by action of its Board of Directors and is consented to by the Compensation Committee of the ALLETE Board of Directors. A list of such companies shall be maintained by ALLETE.

(E)
“Compensation” means the Participant’s earnings during a calendar year, before any reduction pursuant to Code Sections 125, 132(f)(4), or 401(k).  It does not include overtime compensation, if any, bonuses, Annual Incentive Awards and Other Awards, expenses, allowances, commission payments (except when regular compensation consists wholly or in part of commissions, in which case commission payments are included), employer contributions or awards under this Plan or other employee benefit plans, imputed income (whether such imputed income is from vehicle use, life insurance premiums, or any other source) payments made pursuant to the Results Sharing Program, payment of stock options and performance shares under the Long Term Incentive Compensation Plan, and any other payments of a similar nature.  In the case of a Participant who is employed jointly by the Company and an affiliated company (as defined in the RSOP), Compensation as defined herein shall include amounts received from all such companies.

(F)	“Deferred Stock Unit” means the units credited to a Participant which correspond to the number of shares the Participant deferred in accordance with Section 4.5.

(G)	“Eligible Surviving Spouse” means surviving spouse as defined in the Company’s Retirement Plan A.

(H)	“Executive Deferral Account” or “EDA” or “Account” means the account where deferrals pursuant to Sections 4.1, 4.2, 4.3, 4.4 and 4.5 are credited.

(I)
“Other Award” means an annual award received by the Participant as approved by the Committee and which is not the Annual Incentive Award described in Subsection 2.1(A), and does not include a severance benefit.

(J)	“Pay” means the annual salary as of October 1 of the year prior to the year for which the allocation is attributed to under Section 4.1 of this Plan.

(K)	“Participant” is defined in Section 3.

(L)
“Retire” or “Retirement” means a Participant’s termination of employment after attaining “Early Retirement Age” or “Normal Retirement Age” defined as the earliest date under any qualified retirement plan of the Participant’s employer.

(M)	“Retirement Benefit” means the benefit payable to a Participant pursuant to the Plan by reason of the Participant’s Retirement with the Company described in Section 4.6.

(N)	“Retirement Plan A” means the Minnesota Power and Affiliated Companies Retirement Plan A.

(O)	“Retirement Savings and Stock Ownership Plan” or “RSOP” means the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan.

(P)	“SERP II” means the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II.

(Q)	“Stock Option Gain Shares Deferral Election” means the annual election made by the Participant in accordance with Section 4.5.

(R)
“Supplemental Salary Reduction Agreement” means an agreement entered into by a Participant and the Company in December of a fiscal year under which the Participant irrevocably agrees to forego compensation that would otherwise be paid to the Participant during the next fiscal year.

(S)	“Valuation Date” means each date on which the Accounts are valued as provided in Subsection 4.7(C).

2.2	Gender and Number

Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine, and the use of any term herein in the singular may also include the plural.

        SECTION 3.           ELIGIBILITY AND PARTICIPATION

3.1	Eligibility

Any employee of the Company shall become a Participant as follows:

(A)
For benefits under Section 4.1, 4.2, 4.3 and 4.4, an employee in management salary grade or other employees as approved by the Committee, who participates in the ALLETE Executive Annual Incentive Plan or is eligible to receive an Other Award, shall be eligible to participate in this Plan beginning with the first calendar year in which such employee becomes eligible to receive Annual Incentive Awards or Other Awards.

The following conditions must also be satisfied:

i.	The Participant is in the employment of the Company on the last day of the calendar year;

ii.	The Participant died while employed by the Company during such calendar year;

iii.	The Participant Retired during such calendar year;

iv.	The Participant is disabled and is receiving benefit payments under the Company’s Long-Term Disability Benefit Plan during such calendar year; or

v.	The Participant was on leave of absence at the close of such calendar year and received Compensation from the Company during such year.

(B)
For benefits under Section 4.5, senior executive employees are eligible as approved by the Company’s Board of Directors.  Effective January 20, 2003, no additional employees are eligible for the benefits provided under Section 4.5.

(C)	For benefits under Section 4.6, employees who received an Annual Incentive Award or Other Awards while in ALLETE management salary grades SA – SM.

3.2	Participation

An employee who becomes a Participant shall remain eligible to have an account in the Plan as a Participant hereunder, without regard to Compensation and Annual Incentive Awards or Other Awards received in subsequent years, until the last to occur of (i) the employee’s Retirement or termination from service for any reason or (ii) the date all benefits, if any, to which he or she is entitled hereunder have been distributed. Employees, who were former Participants, who become employed by an ALLETE wholly or partially owned company, shall not be considered as retired or terminated until such time as they become retired or terminated from the new company.  If a Participant is employed by a subsidiary of the Company, and such subsidiary is no longer at least 50% owned by the Company, then such Participant will be considered to be terminated or Retired (as defined in Section 2.1(L)) on such date.  Distribution of the Participant’s benefits under Sections 4.9, 4.10 or 4.13 shall occur as provided therein.

Notwithstanding the preceding sentence of this Paragraph, in the event that a Participant is employed by a subisidary of the Company which is distributed to shareholders through a stock spin off to shareholders of ALLETE, then the Participant will not be considered to be terminated or Retired (as defined in Section 2.1(L)) for purposes of Section 4.9, 4.10 or 4.13 until their employment at such distributed company terminates for any reason, including Retirement.  For purposes of Section 4.6, the Participant will be considered Retired (as set forth in Section 2.1(L)) if the Participant continues employment at such distributed company until the Participant’s 50th birthday.  Any employment period, salary or other amount earned while employed at such distributed company, however, will not be included in the calculation of the benefit provided under Section 4.6.

An employee who was a Participant, but is not currently eligible for benefits under Sections 4.1, 4.2, 4.3, 4.4, and 4.5, will not receive account additions as described herein.  However, the employee may be eligible for benefits under Section 4.6 if they qualify under the terms provided in that Section.

An employee who is a Participant who dies prior to Retirement is no longer entitled to the benefit described under Section 4.6.

3.3	No Guarantee of Employment

Participation in the Plan does not constitute a guarantee or contract of employment with the Company.  Such participation shall in no way interfere with any rights the Company would have in the absence of such participation to determine the duration of the employee’s employment with the Company.

        SECTION 4.        BENEFITS

4.1	Annual Makeup Award

For each calendar year ending on or after December 31, 1980, and except as hereinafter specifically provided in this Section 4, the Company shall credit each Participant who qualifies:

(A)
Flexible Dollar Makeup. An amount equal to the sum of (a) 2% plus (b) the Participant’s life insurance percentage under the Minnesota Power and Affiliated Companies Flexible Compensation Program for nonunion employees, multiplied by the following: (i) the total of the Participant’s Annual Incentive Award and Other Awards for such year, plus (ii) any amount of the Participant’s annual Pay not included in calculating benefits under the Minnesota Power and Affiliated Companies Flexible Compensation Program for nonunion employees for such year due to limitations under Internal Revenue Service (IRS) Code Section 404(l).

(B)	RSOP Allocation Makeup. An amount equal to the applicable Partnership allocation percent being contributed under Section 4.4(c) of the RSOP of the following:

(a)	the total of the Participant’s Annual Incentive Award and Other Award for such year, plus

(b)	the amount of the Participant’s Compensation not included in calculating benefits under the RSOP due to limitations under IRS Code Section 404(l).

If a Participant transfers to an ineligible status, dies or Retires during the year, this calculation will be based on the full Annual Incentive Award and Other Award.  If a Participant’s annual Pay exceeds that amount allowed under IRS qualified plan’s compensation limit, the amount of Participant’s annual Pay will be prorated for the number of months in an eligible status.

(C)
RSOP Match Allocation Makeup.  An amount equal to 50% of the amount deferred by the Participant under Section 4.2 of this Plan plus any amount deferred under Section 5.1 of the RSOP, provided, however, that for any calendar year, such match shall not apply to any amount deferred by a Participant in excess of the amount specified in Subsection 4.4(e) of the RSOP of the Participant’s Compensation plus Annual Incentive Award and Other Award.  Such amount shall be reduced by any amount being contributed by the Company under Subsection 4.4(e) of the RSOP.

4.2	Salary Deferral

Effective through December 31, 2002, the Company shall credit each Participant who qualifies an amount equal to the amount for which a Participant has elected to reduce his or her annual salary pursuant to a Supplemental Salary Reduction Agreement, not to exceed 25% of the Participant’s annual salary less the amount allowable to be deferred under the RSOP.  Effective January 1, 2003, the Company shall credit each Participant who qualifies an amount equal to the amount for which a Participant has elected to reduce his or her annual salary pursuant to a Supplemental Salary Reduction Agreement.

4.3	Bonus Deferral

The Company shall credit each Participant who qualifies an amount equal to the amount for which a Participant has elected to defer his or her Annual Incentive Award or Other Award.

4.4	Severance Deferral

The Company shall credit each Participant who qualifies an amount equal to the amount for which a Participant has elected to defer his or her severance benefit as approved for deferral by the Committee.

4.5	Non-Qualified Stock Option Gain Deferral

Effective July 1, 1999 through January 20, 2003, the Company shall credit each Participant who qualifies an amount, equal to the amount for which a Participant has elected to defer receipt of his or her shares of ALLETE stock acquired through an Ownership Retention Option Program provided in the Long Term Incentive Compensation Plan and pursuant to the Stock Option Gain Shares Deferral Election.

4.6	Retirement Benefit

At the Retirement of a Participant, the Company shall credit each Participant who qualifies under Subsection 3.1(C) with a Retirement Benefit.  The Retirement Benefit shall be calculated as follows:

(A)	The monthly Retirement Benefit that would be provided by Retirement Plan A if:

(1)
any annual salary limitation in calculating benefits under Retirement Plan A due to the limitation imposed by any provision of the Code Section 404(l) did not exist, and the limitation on annual benefits contained in Code Section 415 did not exist.

(2)
Effective through December 31, 2003, the largest sum of four Annual Incentive Awards and Other Awards plus Results Sharing (if any)  during any consecutive 48-month period in the most recent 15-year period had been added to the final average earning calculation in Subsection 2.1(q) of Retirement Plan A and such calculation was then reduced by any Results Sharing and Other Awards included in the calculation of final average earnings in Subsection 2.1(q) of Retirement Plan A. The periods covering final average earnings and the four consecutive Annual Incentive Awards and Other Awards plus Results Sharing need not cover the same 48-month period.

Effective January 1, 2004, the largest sum of four Annual Incentive Awards or Other Awards (if any) during any consecutive 48-month period in the most recent 15-year period had been added to the total of the final average earning computation in Subsection 2.1(q) of Retirement Plan A. The periods covering final average earnings and the four consecutive Annual Incentive Awards and/or Other Awards need not cover the same 48-month period. Notwithstanding the foregoing, any Other Award(s) included in Retirement Plan A final average earnings, shall be reduced from the amount herein.

(B)	Less the actual monthly retirement benefit provided by Retirement Plan A.

(C)
To determine the amount to be credited to the Participants, the resulting difference of (A) less (B) (provided the difference is greater than zero) is multiplied by 12, and the result is multiplied by a factor.  Such factor is calculated by first determining a 60% joint and survivor benefit  using the respective employee and spouse ages; second, by adjusting for cost of living as described in Section 4.8 of Retirement Plan A and each of the components is multiplied by 50% and the results are added together.  The change in the consumer price index shall be assumed to change after the Participant’s Retirement at the same average annual rate as the change in the consumer price index for the five-year period ending on the later of the June 30 or the December 31 immediately preceding Retirement. The interest rate to be used in determining the present value and the monthly annuity shall be an annual percentage rate of 8% or such other rate as determined by the Committee.

4.7	Benefit Allocations and Maintenance of Accounts

(A)	The amounts specified in Sections 4.1 and 4.3 shall be allocated to the Participant as soon as administratively practicable after the end of the Plan Year.

(B)
The amounts specified in Sections 4.2, 4.4 and 4.5 shall be allocated as soon as administratively practicable, but no later than the month following the end of the month in which the benefit was earned by the Participant.

(C)
The Company shall establish and maintain, in the name of each Participant, an individual account to be known as the Executive Deferral Account (herein referred to as “EDA” or “Account”). The Committee shall determine the investment funds (known as Investment Funds) available under the Plan and may add or delete Investment Funds from time to time. Account contributions under Sections 4.1, 4.2, 4.3, and 4.4 may be credited in the same manner as if actually invested in the manner identified by the Participant’s election among Investment Funds as directed by the Participant.  Account additions under Section 4.5 shall be credited to the Participant’s Deferred Stock Unit account within the EDA.

As of each Valuation Date, each Account shall be adjusted to reflect the effect of investment gains or losses, income contributions, distributions, transfers and all other transactions with respect to that Account since the previous Valuation Date.

(D)
The Account of each Participant shall be entered on the books of the Company and shall represent a liability, payable when due under this Plan, out of the general assets of the Company. Prior to benefits becoming due hereunder, the Company shall expense the liability for payment of such accounts in accordance with policies determined appropriate by the Company’s auditors.

4.8	Date of Benefit Commencement

(A)	Executive Deferal Account Election

(1)
All amounts credited to a Participant’s Account under Section 4.1, 4.2, 4.3, 4.4, and Deferred Stock Units under Section 4.5, shall be distributed pursuant to an election submitted by the Participant. Elections under this 4.8 must be made in writing to the Committee prior to the end of the calendar year preceding the year in which benefits are earned.  Participants who become eligible during the Plan Year shall make their election upon becoming eligible.  If no election has been received herein, or the Participant Retires or dies prior to the benefit allocation, the allocation for such Plan Year shall be paid in cash. If a Participant transfers to an ineligible status during the calendar year, any such award specified in Section 4.1 and or 4.3 shall be paid in cash.

Each Participant shall have the right to elect to have all or any portion of the benefit amounts allocated to said Participant for a calendar year paid under one of the following options:

(a)	in cash (either partially or totally);

(b)
deferred to a date specified by the Participant (at which time such benefit amounts shall be paid as a lump sum, with the latest deferral date to be no later than April 1 following a Participant attaining age 70 ½); or

(c)	deferred to the earlier to occur of the following events:

(i)
Retirement or at the time when a disabled Participant is no longer eligible to receive benefits under the applicable employer’s  long-term disability benefit plan or, if elected, up to five years after Retirement but in no event later than April 1 following a Participant attaining age 70 ½.

(ii)	Death of the Participant.

(iii)	Termination of the Participant’s employment other than at Retirement or long-term disability.

(B)	Commencement of Retirement Benefits.

Pursuant to Section 4.6, this benefit shall commence on the last day of the month following the date of the Participant’s Retirement.  If a Participant dies or terminates employment prior to Retirement, the Retirement Benefit described in Section 4.6 shall be forfeited and will not be payable.

4.9	Form of Benefit Payment - Executive Deferral Account

Subject to the provisions of Sections 4.11, 4.12 and 4.13 hereof, and in accordance with Subsection 4.8(A)(1)(c), a Participant may elect distribution of the Executive Deferral Account as a lump sum, five (5), ten (10), or fifteen (15) year monthly annuity, or partial lump sum with the remainder paid in a five (5), ten (10), fifteen (15) year monthly annuity.  Any monthly annuity provided under this section shall be calculated using a 7.5% interest rate, or other rate as approved by the Committee.  Notwithstanding the foregoing, monthly annuities under this section shall be calculated using an 8% interest rate in any circumstance in which one of the following conditions applies: (i) the Participant left service prior to January 1, 2007; or (ii) the Participant provided official notice of retirement to the Company prior to January 1, 2007 with an effective retirement date on or before April 1, 2007. Deferred Stock Units shall be distributed in equal annual installments, during the elected payout period.  If a Participant has not elected a payout period, the balance will be paid in a lump sum. The Participant may change the length of the payment period, if such change is received by the Committee more than 12 months prior to commencement of the payment period. Notwithstanding the above,  if the sum of Sections 4.1, 4.2, 4.3, 4.4 and 4.5 is less than $10,000, the EDA is paid as a lump sum.

EDA distributions (except Deferred Stock Units) will be paid in cash, in equal monthly installments commencing on the last day of the month pursuant to Participants election in Subsection 4.8(A)(1)(c), except that Deferred Stock Units will be distributed in shares of stock commencing within the first 60 days of the Plan Year pursuant to the Participant’s election in Subsection 4.8(A)(1)(c).

If a Participant has commenced receipt of benefits under this Plan, and is re-employed by the Company, payments shall be suspended until the Participant again becomes eligible to receive payments under the Plan.

4.10	Form of Payment - Retirement Benefits

The normal, or default, form of the Retirement Benefits provided for in Section 4.6 will be a 15-year monthly annuity (calculated using the interest rate applicable for determining actuarial equivalence or other rate as approved by the Committee).  The Participant may elect to receive the Retirement Benefits in the optional form of a monthly life annuity (calculated using the factor described in Section 4.6), such amount to be adjusted (i.e., cost-of-living adjustments) in the same manner as provided in Section 5.11 of Retirement Plan A.

If the actuarial present value of the Retirement Benefits under Section 4.6 is less than $10,000, the benefit will be paid out in a lump sum payment.

If a Participant has commenced receipt of Retirement Benefits under this Plan and is re-employed by the Company, Retirement Benefit payments under this Plan shall be suspended upon such re-employment until the Participant again becomes eligible to receive Retirement Benefit payments under the Plan.

4.11	Benefit Payments Upon Participant’s Death

Each Participant shall have the right, in accordance with procedures established from time to time by the Committee, to designate a Beneficiary(ies) (both primary as well as contingent) to whom Plan benefits shall, if permitted by the Plan, be paid if a Participant dies prior to complete distribution of benefits.  Each Beneficiary designation shall be in a written form prescribed by the Committee, and will be effective only when filed with the Committee during the Participant’s lifetime.  Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by filing a new Beneficiary designation with the Committee.  The most recent Beneficiary designation received by the Committee shall control the payment of all benefits under the Plan in the event of the Participant’s death.

In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to the complete distribution of the Participant’s benefits, benefits shall be paid in the following order of precedence: (1) the Participant’s surviving spouse; (2) the Participant’s children (including adopted children), per stirpes; or (3) the Participant’s estate.

The benefits shall be paid under the circumstances as described in (a) or (b) below:

(a)
If the designated beneficiary is the Eligible Surviving Spouse, the payment as elected by the Participant pursuant to Section 4.9 & 4.10 will be paid to the beneficiary beginning  the month following the date of death of the Participant, except if the benefit elected under Section 4.10 is a life annuity, the surviving spouse will receive 60% of the Participant’s life annuity benefit for the remainder of the beneficiary’s life. If the Participant has elected a distribution to commence prior to Retirement, the Company shall pay the remaining payments to the Participant’s beneficiary in the same manner and at the same time as if the Participant had lived to receive such payments, subject to the conditions set forth in this Section.

(b)
If the designated beneficiary is anyone other than the Eligible Surviving Spouse, the remaining benefit payments shall be paid in a lump sum in the month following the month of the Participant’s death, except if the benefit elected under Section 4.10 is a life annuity, the payments end.

In the event a Participant dies prior to Retirement, the benefit described in Section 4.6 shall be forfeited and will not be payable.

4.12	Benefit Payment Upon Disability

In the event a Participant is determined to be disabled under the Company’s Long Term Disability Plan, the Participant shall continue to be eligible for this Plan during such period of disability.   If the Participant ceases to be disabled prior to Retirement and does not return to active employment with the Company, the Participant shall be deemed to have terminated employment.  The Company shall pay the Participant the balance credited to the Participant’s EDA account in a single lump sum the month following the month of such termination.

4.13	Benefit Payments Upon Termination Other Than Retirement, Death or Disability

If a Participant’s employment with the Company terminates for any reason other than Retirement, death or disability, the Company shall pay each Participant the balance credited to the Participant’s EDA account in a single lump sum no later than the month following the month in which the Participant terminates, without regard to any election made by the Participant under Section 4.8. The benefit described in Section 4.6 shall be forfeited and will not be payable.

4.14	Hardship and Unscheduled Benefit Payments

(A)
A Participant who has demonstrated a severe financial need as approved by the Committee may request a lump sum distribution of all or any portion of their EDA.   Partial distributions will be taken pro rata from the Participant’s EDA sub-accounts.  However, if a Participant has commenced payment of benefits, the hardship distribution will be the entire remaining balance.

(B)
A Participant may elect at any time prior to the time that the first payment from his or her account would otherwise be paid, to withdraw in a single lump sum all, or a specified portion of the balance of his or her Executive Deferral Account.  A Participant may also make an election at any time subsequent to the start of installment payments from his or her Executive Deferral Account.  Withdrawals under this Section will be reduced in amount by an early withdrawal penalty equal to ten percent of the amount requested, which will be deducted from the amount paid to the Participant and forfeited by the Participant to the Company. Written notice of election to withdraw under this Section stating the lump sum amount withdrawn shall be sent to the Company, and payment of the early withdrawal shall be made by the Company within thirty days of receipt of written notice.

4.15	Cessation of Deferrals Permitted by IRS Notice 2005-1.

Notwithstanding any other Plan provision to the contrary, no amount of Annual Makeup Award, Salary Deferral, Bonus Deferral, Severance Deferral, Non-qualified Stock Option Gain Deferral, or Retirement Benefit (collectively “Deferral”) earned for services performed in Plan years beginning after December 31, 2004 shall be deferred under this Plan.  Accordingly, any election to make any Deferral under this Plan shall terminate as to future Deferrals as of December 31, 2004 and shall no longer have any force or effect under this Plan.  Subject to Section 4.16 hereof, Bonus Deferrals that were earned in 2004 and Deferrals earned in 2005, in each case, that are subject to Deferral elections made under the terms of this Plan shall not be credited under this Plan, but shall be credited under SERP II in accordance with the terms of SERP II and shall be subject to the terms and conditions of such SERP II, including, without limitation, its distribution provisions.  No new Deferral elections shall be made under this Article 4 with respect to amounts earned after December 31, 2004.  Investment earnings (and losses) shall continue to be credited (or debited) to each participant’s EDA account as provided in this Article 4.

4.16	Elections Permitted by IRS Notice 2005-1.

Notwithstanding anything contained herein to the contrary, (i) any Participant who elected a 2004 Bonus Deferral may revoke his or her election in its entirety; (ii) any Participant who elected a 2005 Salary Deferral may revoke his or her election in part or in its entirety; and (iii) any Participant who elected a 2005 Bonus Deferral may file a new deferral election with respect to such 2005 Bonus Deferral, in each case as provided in this Section 4.16.  Such revocation election with respect to 2004 Bonus Deferral and/or 2005 Salary Deferral or new deferral election with respect to 2005 Bonus Deferral must be in writing on a form provided by the Committee and must be filed with the Committee on or before January 28, 2005.  Any Participant who revokes his or her 2004 Bonus Deferral Election as provided herein shall receive such bonus in cash at or about the same time that such award is paid to other employees of the Company.  Any Participant who revokes his or her 2005 Salary Deferral will be paid in accordance with the Company’s standard payroll practices.

SECTION 5.                                           ADMINISTRATION

5.1	Administration of Plan

(A)
Administrator.  The Employee Benefit Plans Committee shall administer the Plan.  Notwithstanding the foregoing, the Committee may delegate any of its duties to such other person or persons from time-to-time as it may designate. Members of the Employee Benefit Plans Committee may participate in the Plan; however, any individual serving on the Employee Benefit Plans Committee shall not vote or act on any matter relating solely to himself or herself.

(B)
Duties.  The Committee is authorized to construe and interpret all provisions of the Plan, and the Committee is authorized to remedy any errors, inconsistencies or omissions, to resolve any ambiguities, to adopt rules and practices concerning the administration of the Plan, and to make any determinations and calculations necessary or appropriate hereunder.  The Company shall pay all expenses and liabilities incurred in connection with Plan administration.

(C)
Agents.  The Committee may engage the services of accountants, attorneys, actuaries, investment consultants, and such other professional personnel as are deemed necessary or advisable to assist in fulfilling the Committee’s responsibilities.  The Committee, the Company and the Board may rely upon the advice, opinions or valuations of any such persons.

(D)
Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.  Neither the Committee, its delegates, nor the Board shall be personally liable for any good faith action, determination or interpretation with respect to the Plan, and each shall be fully protected by the Company in respect of any such action, determination or interpretation.

(E)
Employer Information.  To enable the Committee to perform its duties, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of Plan Participants, the date and circumstances of the Participant’s Retirement, death, disability or Termination, and other pertinent information as the Committee may reasonably require.

5.2	Uniform Rules

In administering the Plan, the Committee will apply uniform rules to all Participants similarly situated.

5.3	Notice of Address

Any payment to a Participant or beneficiary, at the last known post office address on file with the Company, shall constitute a complete acquittance and discharge to the Company and any director or officer with respect thereto unless the Company shall have received prior written notice of any change in the address, condition, or status of the distributee. Neither the Company nor any director or officer shall have any duty or obligation to search for or ascertain the whereabouts of any Participant or his beneficiary.

5.4	Correction of Errors

It is recognized that in the operation and administration of the Plan, certain mathematical and accounting errors may be made or mistakes may arise by reason of factual errors in information supplied to the Company. The Company shall have power to cause such equitable adjustments to be made to correct for such errors as the Company in its discretion considers appropriate. Such adjustments shall be final and binding on all persons.

5.5	Claims Procedure

(A)
Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may file with the Committee a written claim for a determination with respect to Plan benefits.  The claim must state with particularity the determination desired by the Claimant.

(B)	Notification of Decision. The Committee shall consider a Claimant’s claim, and within 90 days after the claim is received, shall notify the Claimant in writing:

(1)	That the claim has been allowed in full; or

(2)	That the claim has been denied, in whole or in part, and such notice must set forth in a manner calculated to be understood by the Claimant:

(a)	The specific reason(s) for the denial of the claim, or any part of it;

(b)	Specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(c)	A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(d)
An explanation of the claim review procedures and time limits, including a statement of the Claimant’s right to initiate a civil action pursuant to section 502(a) of ERISA following an adverse determination upon review.

(3)
If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to termination of the original 90-day period.  In no event shall such extension exceed 90 days from the end of such initial period.

(4)
In the case of a claim for disability benefits, the Committee shall notify the Claimant, in accordance with Section 5.5(B)(2) above, within 45 days after the claim is received.  The notification shall advise the Claimant whether the Committee’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment.

(5)
In the case of a claim for disability benefits, if the Committee determines that an extension of time for processing is required due to matters beyond the control of the Plan, written notice of the extension shall be furnished to the Claimant prior to termination of the original 45-day period.  Such extension shall not exceed 30 days from the end of the initial period.  If, prior to the end of the first 30-day extension period, the Committee determines that, due to matters beyond the control of the Plan, an additional extension of time for processing is required, written notice of a second 30-day extension shall be furnished to the Claimant prior to termination of the first 30-day extension.

(C)
Review of a Denied Claim.  Within 90 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file a written request for a review of the denial of the claim and of pertinent documents.  The Claimant (or the Claimant’s duly authorized representative):

(1)	May request reasonable access to, and copies of, all documents, records, and other information relevant to the claim, which shall be provided to Claimant free of charge;

(2)	May submit written comments or other documents; and

(D)
Decision on Review.  The Committee shall review all comments or other documents submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial (or, if other special circumstances require additional time and written notice of such extension and circumstances is given to the Claimant within the initial 60-day period).  The Committee shall notify the Claimant, in language calculated to be understood by the Claimant:

(1)	That the claim has been allowed in full; or

(2)	That the claim has been denied, in whole or in part, and such notice must set forth:

(a)	Specific reasons for the decision;

(b)	Specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	A statement that Claimant is entitled to reasonable access to, and copies of, all documents, records or other information relevant to the claim upon request and free of charge;

(d)	A statement regarding the Claimant’s right to initiate an action pursuant to section 502(a) of ERISA; and

(e)	Such other matters as the Committee deems relevant.

(3)	In the case of a claim for disability benefits, the notice shall set forth:

(a)	Whether the Committee’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment; and

(b)
The following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

(E)	Other Remedies. A Claimant’s compliance with the foregoing procedures is a mandatory prerequisite to a Claimant’s right to pursue any other remedy with respect to any claim relating to this Plan.

5.6	Change of Law

The Committee may make payments of any benefits or deferred amounts to be paid under the Plan, to any Participant or Participants, or to the beneficiary of any Participant or Participants, in advance of the date when otherwise due, (i) if, based on a change in federal tax law or regulation, published rulings or similar announcements by the Internal Revenue Service, decision by a court of competent jurisdiction involving the Plan, a Participant or a beneficiary, or a closing agreement made under Section 7121 of the Internal Revenue Code of 1986 that involves the Plan, a Participant or a beneficiary, it determines that a Participant or beneficiary will recognize income for federal income tax purposes with respect to amounts that are otherwise not then payable under the Plan; or (ii) if it shall be determined that the Plan is subject to the requirements of Parts 2 and 3 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, because such Plan is not maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

5.7	Tax Withholding

The Company shall have the right to deduct from all payments to be made under the Plan, any federal, state or local taxes or other charges required by law to be withheld with respect to such payments.

5.8	Generation-Skipping Tax

Notwithstanding any provisions in this Plan to the contrary, the Committee may withhold any benefits payable to a beneficiary as a result of the death of the Participant (or the death of any beneficiary designated by the Participant) until such time as (i) the Committee is able to determine whether a generation-skipping transfer tax, as defined in Chapter 13 of the Internal Revenue Code of 1986, or any substitute provision therefor, is payable by the Company; and (ii) the Committee has determined the amount of generation-skipping transfer tax that is due, including interest thereon. If any such tax is payable, the Committee shall reduce the benefits otherwise payable hereunder to such beneficiary by the amount necessary to provide said beneficiary with a benefit equal to the amounts that would have been payable if the original benefits had been calculated on the basis of a value for the Participant’s supplemental account reduced by an amount equal to the generation-skipping transfer tax and any interest thereon that is payable as a result of the death in question. The Committee may also withhold from distribution by further reduction of the then net value of benefits calculated in accordance with the terms of the previous sentence such amounts as the Committee feels are reasonably necessary to pay additional generation-skipping transfer tax and interest thereon from amounts initially calculated to be due. Any amounts so withheld, and not actually paid as a generation-skipping transfer tax or interest thereon, shall be payable as soon as there is a final determination of the applicable generation-skipping tax and interest thereon.

        SECTION 6.            GENERAL PROVISIONS

6.1	Nonassignability

Benefits under the Plan are not in any way subject to the debts of other obligations of the persons entitled thereto and may not voluntarily or involuntarily be sold, transferred, or assigned.

6.2	Incompetency

If the Committee determines that a distribution under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct such distribution to be paid to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of majority, competence, capacity, guardianship, or status as a legal representative as it may deem appropriate prior to distribution of a payment.  Any distribution shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability for such payment amount.

6.3	Employment Rights

The establishment of the Plan shall not be construed as conferring any legal rights upon any Participant or any other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any person and/or treat such person without regard to the effect which such treatment might have upon him or her as a person covered by this Plan.

6.4	No Individual Liability

It is declared to be the express purpose and intention of the Plan that no liability whatever shall attach to or be incurred by the shareholders, officers, or directors of the Company, or any representatives appointed hereunder by the Company, under or by reason of any of the terms or conditions of the Plan.

6.5	Illegality of Particular Provision

If any particular provision of the Plan shall be found to be illegal or unenforceable, such provision shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.

6.6	Contractual Obligations

It is intended that the Company is under a contractual obligation to make payments to Participants from the general funds and assets of the Company in accordance with the terms and conditions of the Plan, with such payments to reduce the amounts allocated to the Participant’s account hereunder. A Participant shall have no rights to such payments other than as a general, unsecured creditor of the Company.

6.7	Counterparts

This Plan may be executed in any number of counterparts, each of which shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

6.8	Evidence

Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

6.9	Action by Company

Any action required of or permitted by the Company under the Plan shall be by resolution of it’s Board of Directors or by a person or persons authorized by resolution of the Board to act on its behalf with respect to the Plan.

6.10	Notice

Any notice or filing required or permitted under the Plan shall be sufficient if in writing and if (i) hand-delivered or sent by telecopy, (ii) sent by registered or certified mail, or (iii) sent by nationally-recognized overnight courier.  Such notice shall be deemed given as of  (a) the date of delivery if hand-delivered or sent by telecopy, (b) as of the date shown on the postmark on the receipt for registration or certification, if delivery is by mail, or (c) on the first business day after dispatch, if sent by nationally-recognized overnight courier.

        SECTION 7.          AMENDMENT AND TERMINATION

7.1	Amendment and Termination

The Company expects the Plan to be permanent, but since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify, or terminate the Plan at any time by written resolution of its Board of Directors. Provided, however, no amendment, termination or other change in the Plan shall reduce the amount allocated to the account of a Participant on the date of such amendment, termination or other change, which account balance shall be payable to such Participant or such Participant’s beneficiary as provided herein.

7.2	Reorganization of the Company

In the event of a merger or consolidation of the Company, or the transfer of substantially all of the assets of the Company to another corporation, such continuing, resulting or transferee corporation shall have the right to continue and carry on the Plan and to assume all liabilities of the Company hereunder without obtaining the consent of any Participant or beneficiary. If such successor shall assume the liabilities of the Company hereunder, then the Company shall be relieved of all such liability, and no Participant or beneficiary shall have the right to assert any claim against the Company for benefits under or in connection with this Plan.

7.3	Prohibition on Material Modifications

Notwithstanding anything to the contrary contained herein, this Plan is intended to be grandfathered under and exempt from section 409A of the Internal Revenue Code (“Section 409A”) and shall be administered and interpreted in a manner intended to ensure that the Plan remains exempt from Section 409A. No amendments or other modifications to the Plan shall be made, interpreted or construed in a manner that would cause a material modification (within the meaning of Section 409A, including Treasury Regulation § 1.409A-6(a)(4)) to the Plan or to the benefits available under the Plan.

        SECTION 8.          APPLICABLE LAWS

8.1	Applicable Laws.

The Plan shall be governed by and construed according to the laws of the State of Minnesota.

IN WITNESS WHEREOF, ALLETE, Inc. has caused these presents to be signed and its corporate seal to be hereunto affixed by its duly authorized officers, effective as of January 1, 2009

ALLETE, Inc.

By: Donald J. Shippar

                                               Donald J. Shippar

Its:	Chairman, President and Chief Executive Officer

ATTEST

By:  Deborah A. Amberg

Deborah A. Amberg

Its:           Senior Vice President, General Counsel and Secretary